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                                                                   EXHIBIT 99.13



                         FORM OF SUBSCRIPTION AGREEMENT
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                             SUBSCRIPTION AGREEMENT


ND Insured Income Fund, Inc. (the "Fund"), an open-end, non-diversified, management investment company, and
          (the "Investor"), intending to be legally bound, hereby agree as follows:

     1.   To provide its initial capital, the Fund hereby sells to the
Investor, and the Investor hereby purchases, shares,
$.001 par value, of the Fund (the "Shares") at a price of $10.00 per share.  The
Fund hereby acknowledges receipt from the Investor of $   in full payment for
the Shares.

2. The Investor represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with the present intention of redeeming or selling the Shares when additional funds have been provided from the public sale of the Shares.

3. The amount paid will be refunded to the Investor on demand in full if the net proceeds received by the Fund do not result in the Fund having a net worth of at least $100,000 within 90 days after the Fund's registration statement becomes effective.


     IN WITNESS WHEREOF, the parties have executed this Agreement this day of 1991.


     ND INSURED INCOME FUND, INC.          INVESTOR


     By